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                                                                    EXHIBIT 99.4

                    LETTER FROM BROKERS OR OTHER NOMINEES TO
                               BENEFICIAL OWNERS
                      ____________ SHARES OF COMMON STOCK
                        OMEGA HEALTHCARE INVESTORS, INC.
                                RIGHTS OFFERING

To Our Clients:

    Enclosed for your consideration are a prospectus, dated ____________, 2001, relating to an offering by Omega Healthcare Investors, Inc., a Maryland corporation, of rights to purchase additional shares of common stock at a subscription price of $___ per share, pursuant to rights initially distributed to holders of record of shares of common stock as of the close of business on ___________, 2001. One right was initially distributed to eligible stockholders for every ____ shares of common stock held of record on the record date.

    As described in the enclosed prospectus, you will receive one right for every ____ shares of common stock held by us in your account as of the record date. No fractional rights will be granted; if a fractional right would be calculated for you as a result of the ratio described above, the number of rights granted to you was rounded up to the nearest whole right. You are entitled to subscribe for and purchase one additional share of common stock for each right granted to you at the subscription price.

    The rights may not be sold, traded or otherwise transferred by you to another person, even by gift. In addition, the exercise of rights is irrevocable, which means that you cannot later change your mind even if you later learn information about Omega that you consider to be unfavorable or if you do not agree with the terms on which the closing conditions are satisfied.

    The rights offering is subject to a number of conditions, as described in the prospectus. Pending satisfaction of the conditions and expiration of the subscription period, subscription and related payments will be held in escrow. If the conditions are not satisfied on or before expiration of the subscription period, Omega will terminate the rights offering and any amounts held in escrow will be returned to you, without interest.

    You may only exercise rights if you held the shares of common stock to which the rights relate on the record date and all times from the record date through and including the date you instruct us to exercise your rights. Omega will monitor transfers of shares of its common stock during the subscription period for this purpose.

    THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNERS AND PURSUANT TO YOUR INSTRUCTIONS.

    Accordingly, we request instructions as to whether you wish to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus. WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY BEFORE INSTRUCTING US AS TO WHETHER OR NOT TO EXERCISE YOUR RIGHTS.

    Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise rights on your behalf in accordance with the provisions of the rights offering described in the prospectus. The rights offering will expire on ____________, 2001, at 5:00 P.M., New York City time, unless the rights offering is extended by Omega.
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    If you wish to have us, on your behalf, exercise rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter along with proper payment for the number of shares of common stock for which you are exercising your rights.

    The subscription offer is being made to all stockholders of record of our common stock as of ___________, 2001 solely pursuant to the prospectus and the subscription agreement. The offer is not being made (nor will the exercise of rights be accepted from or on behalf of) stockholders in any jurisdiction in which the making of the offer or the acceptance of any exercise of rights therein would not be in compliance with the laws of such jurisdiction

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO ____________ [address]. YOU MAY CALL ____________ TOLL FREE AT
____________.

                                          Very truly yours,
                                          [Broker]
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         INSTRUCTIONS BY BENEFICIAL OWNERS TO BROKERS OR OTHER NOMINEES

   (ACCOMPANYING LETTER FROM BROKERS OR OTHER NOMINEES TO BENEFICIAL OWNERS)

    The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of additional shares of common stock of Omega Healthcare Investors, Inc., a Maryland corporation.

    This will instruct you whether to exercise rights to purchase additional shares of common stock distributed with respect to Omega's common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus relating to the rights offering.


    Box 1.     / /     Please do not exercise rights for additional shares of
                       common stock.

    Box 2.     / /     Please exercise rights for addition shares of common stock as set forth below:

                    Number of shares of common
                    stock to be Subscribed For*      Price          Payment
Basic Subscription
Right*                                       x              $ =              $

*   You may purchase one share for each whole right you hold.


    Box 3.     / /     The shares of common stock to which the rights relate were held by you for my account on the record date and at any and all times from the record date through and including the
                       date hereof.

    Box 4.     / /     Payment in the following amount is enclosed: $            .

    Box 5.     / /     Please deduct payment from the following account maintained by you as follows:

Type of Account:
                       ------------------------------------------------------------
Account No.:
                       ------------------------------------------------------------

Amount to be
deducted:              $
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Date:
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Signature(s)                        Please type or print name(s) below

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